Exhibit 99.2 Press Release of 7/27/06

Chembio Applies for CLIA Waiver for SURE CHECK(R) HIV 1/2

CLIA Waiver Would Expand Chembio’s Domestic Marketing Opportunity

MEDFORD, N.Y. — July 27, 2006 — Chembio Diagnostics, Inc. (OTCBB: CEMI) has submitted a CLIA waiver application to the United States Food & Drug Administration for the Company’s SURE CHECK(R) HIV 1/2 rapid diagnostic test. With this application, Chembio has submitted two rapid HIV tests applications for CLIA Waiver during the last few weeks, which, if granted, would expand the Company’s domestic marketing opportunity.

The Clinical Laboratory Improvement Amendments of 1988 (CLIA) law established provisions for categorizing a test as waived. Waived tests under CLIA include tests that employ methodologies that are so simple and accurate as to render the likelihood of erroneous results negligible; or that pose no reasonable risk of harm to the patient if the test is performed incorrectly.

There are 189,000 laboratory entities across the United States, including doctors’ offices and clinics, that would be able to use the tests upon receipt of a CLIA waiver. The United States Centers for Disease Control is recommending HIV tests become part of the routine medical care of most Americans, and the CLIA-waiver would allow Chembio to provide its products to the entities most likely to conduct the tests.

“Having two tests that are CLIA-waived would provide flexibility for pricing and user preferences in public health clinics, laboratories, hospitals and physicians offices,” said Larry Siebert, Chief Executive Officer of Chembio. “SURE CHECK(R) HIV 1/2 is a device format that may be preferred by some users due to its simple procedure on finger-stick whole blood samples, while the flexibility of our HIV 1/2 STAT PAK(TM) which uses the same procedure across all blood sample types (serum, plasma, finger-stick whole blood and venous whole blood) will be preferred by certain other users.”

On May 25, 2006, Chembio’s SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests received marketing approval from the United States Food and Drug Administration’s (FDA) Center for Biologics and Research (CBER) — a prerequisite to submitting the CLIA Waiver Application.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group
Investors: James Carbonara/Andrea Raetzer
Media: Susan Morgenbesser
212-825-3210